                                                                    EXHIBIT 12.1



                        OUTSOURCING SERVICES GROUP, INC.
                         FIXED CHARGE RATIO COMPUTATION


                                                                                              OSG
                                                                       --------------------------------------------------
                                                                       THREE MONTH PERIOD
                                                                        ENDED OCTOBER 1,                    NINE MONTHS
                                                                          1996 (DATE OF                        ENDED
                                                                          INCEPTION) TO      YEAR ENDED    --------------
                                                                          DECEMBER 31,      DECEMBER 31,   SEPTEMBER 28,
                                                                              1996              1997            1997
                                                                       -------------------  -------------  --------------
                                                                                     (DOLLARS IN THOUSANDS)
Income (loss) before taxes...........................................       $    (146)        $     260      $      773
Fixed charges reflected in income (loss) before taxes
  Interest expense...................................................       $     204         $   2,232      $    1,313
  One-third of rental expenses.......................................             126               311             345
                                                                                -----            ------          ------
Total Fixed Charges..................................................       $     330         $   2,543      $    1,658
                                                                                -----            ------          ------
                                                                                -----            ------          ------
Income before taxes plus fixed charges above.........................       $     184         $   2,803      $    2,431
Fixed charge ratio...................................................            0.56x             1.10x           1.47x
Deficiency...........................................................       $     146            --              --


                                                                       SEPTEMBER 26,
                                                                            1998
                                                                       --------------

Income (loss) before taxes...........................................    $      598
Fixed charges reflected in income (loss) before taxes
  Interest expense...................................................    $    9,238
  One-third of rental expenses.......................................           600
                                                                            -------
Total Fixed Charges..................................................    $    9,838
                                                                            -------
                                                                            -------
Income before taxes plus fixed charges above.........................    $   10,436
Fixed charge ratio...................................................          1.06x
Deficiency...........................................................        --